Exhibit 10.2

SRS LABS, INC.

2005 CHANGE IN CONTROL PROTECTION PLAN

Participation Agreement for Select Executive Officers

WHEREAS, SRS Labs, Inc. (the “Company”) sponsors and maintains the SRS Labs, Inc. 2005 Change in Control Protection Plan (the “Plan”), and has executed this agreement (the “Participation Agreement”) in order to offer                               (the “Officer”) the opportunity to participate in the Plan;

WHEREAS, the Officer has received a copy of the Plan (which also serves as its summary plan description); and

WHEREAS, the parties acknowledge that capitalized terms not defined in this Participation Agreement shall have the meaning assigned to them in the Plan; and

WHEREAS, the Officer understands that participation in the Plan requires that the Participant to agree irrevocably to the terms of the Plan and the terms set forth below; and

WHEREAS, the Employee has had the opportunity to carefully evaluate this opportunity, and desires to become a “Participant” in the Plan under the conditions set forth herein.

NOW, THEREFORE, the parties hereby AGREE as follows:

1.             If the Officer incurs a Covered Termination while the Plan is in effect, the Officer shall as soon as administratively practicable thereafter (subject to Section 5 of the Plan and to Section 2 of this Participation Agreement) receive the following benefits (the “Change in Control Benefits”):

(i)                                     A lump sum payment in cash equal to         times the Officer’s “base amount” as determined by the Administrator in accordance with Section 280G of the Internal Revenue Code of 1986, as amended.  The term “base amount” refers generally to an Officer’s average W-2 taxable income during the five years preceding the year in which a Change in Control occurs.

(ii)                                  The Company’s payment of all premiums payable for the Officer’s COBRA coverage for a period of eighteen (18) months following the Officer’s Covered Termination.

Each of the Participant’s benefits provided under this Section shall be subject to any reduction required in accordance with Section 6 of the Plan.

2.             Notwithstanding Section 1 of this Participation Agreement, the Officer shall not receive the Change in Control Benefit set forth in Section 1 above if the Officer is entitled to collect severance-related benefits (the “Contract Benefits”) pursuant to a separate employment agreement or severance agreement that the Officer has entered into with the Company or any of its affiliates, unless the Officer waives any and all Contract Benefits in writing within five business days after the Covered Termination.  If the Officer waives the Contract Benefits, the Officer shall become entitled to receive the Change in Control Benefits in accordance with the terms and conditions of the Plan and this Participation Agreement.

3.             In consideration of becoming eligible to receive the benefits provided under the terms and conditions of the Plan, the Officer hereby waives any and all rights, benefits, and privileges to which the Officer is or would otherwise be entitled to receive under any plan, program, or arrangement under which the Company or any of its affiliates provides severance benefits (excluding any retirement plan, stock option or other stock-based plan or agreement, or other plan that is not a “welfare plan” within the meaning of ERISA).  Subject to Section 2 of this Participation Agreement, the Officer’s collection of the Change in Control Benefit pursuant to this Participation Agreement shall be absolutely contingent on the Officer’s agreement in the Release (i) to waive any and all rights under any employment agreement or severance agreement that the Officer has entered into with the Company or any of its affiliates, and (ii) that all such agreements shall be terminated and become null and void upon the Officer’s collection of the Change in Control Benefit.

4.             The Officer understands that the waiver set forth in Section 3 above is irrevocable for so long as this Participation Agreement is in effect, and that this Participation Agreement and the Plan set forth the entire agreement between the parties with respect to any subject matter covered herein.

5.             This Participation Agreement shall terminate, and the Officer’s status as a “Participant” in the Plan shall end, on the first to occur of (i) if before a Change in Control occurs, the Officer’s termination of employment with the Company and its affiliates, (ii) if after a Change in Control occurs, the Officer’s termination of employment for a reason other than a “Covered Termination” as defined in Section 3(b)(i) of the Plan, (iii) the date two years after a Change in Control, and (iv) if before a Change in Control occurs, the date twelve (12) months after the Company provides the Officer with written notice that this Participation Agreement is being terminated by the Company in its discretion as employer and Sponsor.

6.             The Officer recognizes and agrees that execution of this Participation Agreement results in enrollment and participation in the Plan, agrees to be bound by the terms and conditions of the Plan and this Participation Agreement, and understands that this Participation Agreement may not be amended or modified except pursuant to Section 10 of the Plan.  The Officer further agrees that to the extent there is any conflict or ambiguity between the Plan and the Participation Agreement, the Plan prevails.

ACCEPTED AND AGREED TO this                   day of                        , 20      .

The “Officer”:	The “Company”:

By
A Duly Authorized Officer

SCHEDULE TO EXHIBIT 10.2

                SRS Labs, Inc. entered into Participation Agreement for Select Executive Officers with several executive officers, each substantially identical to this Exhibit 10.2 except that the Officer and the size of the Change of Control Benefit were as follows:

Officer	Amount of Change in Control Benefit
Thomas C.K. Yuen	2 times base amount
Janet M. Biski	1.5 times base amount
Alan D. Kraemer	1.5 times base amount